EXHIBIT 12

			  RATIO OF EARNINGS TO FIXED CHARGES
						  December 31,
				1994      1993       1992       1991      1990

Fixed Charges:
  Interest on indebtedness      321       191        113        983       1,209
  Interest on deposits          3,211     4,483      7,066      10,589    13,255
    Total fixed charges         3,532     4,674      7,179      11,572    14,464

Earnings:
  Income before taxes           (3,889)   (6,422)    (4,844)    (5,832)   (4,076)
  Fixed charges excluding
    Interest on deposits        321       191        113        983       1,209
  Subtotal                      (3,568)   (6,231)    (4,731)    (4,849)   (2,867)
  Interest on deposits          3,211     4,483      7,066      10,589    13,255
Total earnings                  (357)     (1,748)    2,335      5,740     10,388
RATIO OF EARNINGS TO
  FIXED CHARGES:
  Excluding interest
    on deposits                 (11.12)   (32.62)    (41.67)    (4.93)    (2.37)
  Including interest
    on deposits                 (0.10)    (0.37)     0.33       0.50      0.72

			  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
				 AND PREFERRED STOCK DIVIDENDS

						December 31,
				1994       1993       1992      1991       1990
Fixed Charges:
  Preferred dividends           469        70         70        84         100
Interest on indebtedness        321        191        113       983        1,209
  Fixed charges excluding
      interest on deposits      790        261        183       1,067      1.309
  Interest on deposits          3,211      4,483      7,066     10,589     13,255
    Total fixed charges         4,001      4,744      7,249     11,656     14,564

Earnings:
  Income before taxes           (4,358)    (6,492)    (4,914)   (5,916)    (4,210)
  Fixed charges excluding
    Interest on deposits        321        191        113       983        1,209
    Subtotal                    (4,037)    (6,301)    (4,801)   (4,933)    (3,001)
  Interest on deposits          3,211      4,483      7,066     10,589     13,255

    Total earnings              (826)      (1,818)    2,265     5,656      10,254

RATIO OF EARNINGS TO
 COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS:
  Excluding interest
    on deposits                 (5.11)     (24.14)    (26.23)   (4.62)     (2.29)
  Including interest
    on deposits                 (0.21)     (0.36)     0.32      0.49       0.71

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